Exhibit 10(t)

2005 PERFORMANCE SHARE PROGRAM

1.	Terms and Conditions

The terms and conditions of the Performance Share Awards granted under this Program are contained in the Performance Share Certificate evidencing such Award, this Program and the 2003 LTIP.

2.	Definitions

“2003 LTIP” means the Olin Corporation 2003 Long Term Incentive Plan.

“Common Stock” means the common stock of Olin, par value $1.00 per share.

“Final Share Number” has the meaning specified in Section 3 of this Program.

“Olin” means Olin Corporation.

“Performance Cycle” means, with respect to a Performance Share Award, a period of three calendar years, beginning with the calendar year in which such Performance Share Award is granted.

“Performance Share Award” shall mean grants of “Performance Shares” and “Senior Performance Shares.”

“Performance Share” and “Senior Performance Share” mean a unit granted under the 2003 LTIP and this Program, maintained on the books of the Company during the Performance Cycle, denominated as one phantom share of Common Stock, and paid in cash or Common Stock in accordance with this Program.

“Program” means this 2005 Performance Share Program.

“S&P ROC” shall mean the average annual return on capital (calculated in the same manner as Olin’s Return on Capital) of a group composed of the Standard & Poor’s 1000 Materials companies plus Mueller Industries, Inc.; Wolverine Tube, Inc.; Occidental Petroleum Corporation; Alliant Techsystems Inc.; PPG Industries, Inc.; and The Dow Chemical Company, broken out by quintiles.

Capitalized terms not otherwise defined in this Program shall have the meaning specified in the 2003 LTIP.

3.	Performance Share Awards

a.	Awards of Senior Performance Shares (category A) under this Program granted pursuant to the 2003 LTIP are intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Each Performance Share Award shall establish a target number of Performance Shares or Senior Performance Shares awarded to the Participant named in such Award.

b.	The target number of Performance Shares for each Participant shall be adjusted based upon a comparison of Olin’s average annual Return on Capital during the Performance Cycle with the S&P ROC during the Performance Cycle, in accordance with the following chart:

If Olin’s Return on Capital for a Performance Cycle is in the:	The % of the target number of Performance Shares paid will be:
5th Quintile of the S&P ROC	150%
4th Quintile of the S&P ROC	125%
3rd Quintile of the S&P ROC	100%
2nd Quintile of the S&P ROC	50%
1st Quintile of the S&P ROC	25%

c.	The target number of Senior Performance Shares for each Participant shall be adjusted based upon a comparison of Olin’s average annual Return on Capital during the Performance Cycle with the S&P ROC during the Performance Cycle, in accordance with the following chart:

If Olin’s Return on Capital for a Performance Cycle is in the:	The % of the target number of Senior Performance Shares paid will be:
	A Shares	B Shares
5th Quintile of the S&P ROC	150%	150%
4th Quintile of the S&P ROC	125%	125%
3rd Quintile of the S&P ROC	100.0%	100%
2nd Quintile of the S&P ROC	33.33%	100%
1st Quintile of the S&P ROC	0%	100%

d.	As soon as practicable after the end of a Performance Cycle, the Company shall calculate the appropriate adjustment, if any, to the target number of Performance Shares and Senior Performance Shares (the “Final Share Number”) for all Participants whose Performance Share Awards have vested at the end of such Performance Cycle.

4.	Vesting and Forfeiture

a.	Except as otherwise provided by the Committee, the 2003 LTIP, this Program or the Performance Share Award certificate, an interest in a Performance Share Award shall vest only if the Participant is an employee of the Company or a subsidiary on the last day of the relevant Performance Cycle.

b.	If a Participant’s employment with the Company or a subsidiary terminates for cause or without the Company’s consent (other than as the result of the Participant’s death, disability or retirement) before a Performance Share Award has vested, his or her Performance Share Award shall terminate and all rights under such Award shall be forfeited.

c.	If a Participant’s employment with the Company or a subsidiary terminates as the result of his or her disability, (as that term is defined in Section 409A of the Code or any successor provision), or retirement under any of the Company’s retirement plans before a Performance Share Award has vested, the Participant shall be entitled to a pro rata Performance Share Award, payable solely in cash at the time that the Performance Share Award would otherwise be payable under Section 5. The cash payment shall be equal to the Final Share Number calculated in accordance with Sections 3 and 5 of this Program, multiplied by the Fair Market Value on the last day of the relevant Performance Cycle, multiplied by a fraction with a numerator equal to the number of months during the Performance Cycle the Participant was employed by the Company or a subsidiary (rounded up to the nearest whole month) and a denominator of 36.

d.	If a Participant’s employment with the Company or a subsidiary terminates as the result of his or her death before a Performance Share Award has vested, the Participant shall be entitled to a pro rata Performance Share Award, payable solely in cash, as soon as practicable after his or her death. The cash payment shall be equal to the Participant’s target number of Performance Shares or Senior Performance Shares, as the case may be, multiplied by the Fair Market Value on the date of the Participant’s death (or the next trading day, if the Common Stock was not traded on such date), multiplied by a fraction with a numerator equal to the number of months during the Performance Cycle the Participant was employed by the Company or a subsidiary (rounded up to the nearest whole month) and a denominator of 36.

e.	If a Participant’s employment with the Company or a subsidiary terminates for any other reason, the Company shall determine the portion, if any, of the Performance Share Award that shall not be forfeited, and the form of payment (cash or shares or a combination) that the Participant shall receive. That determination shall be made by the Committee in the case of any officer, and by the Chairman of the Board, President, Chief Executive Officer, or any Vice President, in the case of any non-officer employee.

5.	Payment

a.	Within fifteen (15) days after the determination of the Final Share Number, the Company will (i) issue to each Participant a number of shares of the Common Stock equal to one-half of the Final Share Number, rounded down to the nearest whole share if such number is not a whole number, and (ii) pay the Participant an amount equal to the Fair Market Value of one-half of the Final Share Number of shares of Common Stock on the last day of the Performance Cycle, rounded up to the nearest whole share if such number is not a whole number.

b.	No dividends or dividend equivalents shall be paid on any Performance Shares or Senior Performance Shares.

6.	Deferral

A Participant may elect to defer payment of shares of Common Stock or cash pursuant to this Program in accordance with the terms of the Olin Corporation Employee Deferral Plan, provided that the Election, as defined in such plan shall be filed on or before December 31 of the last year of the Performance Cycle, and further provided that such deferral election shall comply with all provisions under Section 409A of the Code.

7.	Miscellaneous

a.	By acceptance of the Performance Share Award, each Participant agrees that such Award is special compensation, and that any amount paid will not affect:

i.	the amount of any pension under any pension or retirement plan in which he or she participates as an employee of Olin,

ii.	the amount of coverage under any group life insurance plan in which he or she participates as an employee of Olin, or

iii.	the benefits under any other benefit plan of any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.

b.	The Company will withhold from the distribution of any cash pursuant to Performance Share Awards the amount necessary to satisfy the Participant’s federal, state and local withholding tax requirements.

c.	It is the Company’s intention that all income tax liability on Performance Share Awards be deferred in accordance with the requirements of Section 409A of the Code for nonqualified deferred compensation plans, until the participant actually receives such shares or payment therefore. To the extent Section 409A applies to this Program or the Performance Shares, the Performance Share Awards and this Program shall be deemed amended to comply with Section 409A, to the extent permitted by law, and the Performance Share Awards and this Program shall be construed in favor of meeting the requirements for deferral of compensation under Section 409A.